Exhibit 99.1

For Immediate Release	Contact: Kevin Stout
Landstar System, Inc.
www.landstar.com
April 24, 2019	904-398-9400

LANDSTAR SYSTEM REPORTS FIRST QUARTER

REVENUE OF $1.033 BILLION AND RECORD FIRST QUARTER DILUTED

EARNINGS PER SHARE OF $1.58

Jacksonville, FL – Landstar System, Inc. (NASDAQ: LSTR) reported record first quarter diluted earnings per share of $1.58 in the 2019 first quarter, on first quarter revenue of $1.033 billion. Landstar reported diluted earnings per share of $1.37 on revenue of $1.048 billion in the 2018 first quarter. Gross profit (defined as revenue less the cost of purchased transportation and commissions to agents) was $155.6 million, a record first quarter gross profit, in the 2019 first quarter compared to $155.5 million in the 2018 first quarter. Operating margin, representing operating income divided by gross profit, was 52.0 percent in the 2019 first quarter.

Truck transportation revenue hauled by independent business capacity owners (“BCOs”) and truck brokerage carriers in the 2019 first quarter was $953.1 million, or 92 percent of revenue, compared to $979.1 million, or 93 percent of revenue, in the 2018 first quarter. Truckload transportation revenue hauled via van equipment in the 2019 first quarter was $619.0 million compared to $656.1 million in the 2018 first quarter. Truckload transportation revenue hauled via unsided/platform equipment in the 2019 first quarter was $310.7 million compared to $299.4 million in the 2018 first quarter. Revenue hauled by rail, air and ocean cargo carriers was $60.7 million, or 6 percent of revenue, in the 2019 first quarter compared to $52.8 million, or 5 percent of revenue, in the 2018 first quarter.

Trailing twelve-month return on average shareholders’ equity was 37 percent and trailing twelve-month return on invested capital, representing net income divided by the

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sum of average equity plus average debt, was 32 percent. Landstar purchased 124,481 shares of its common stock during the 2019 first quarter at an aggregate cost of approximately $13.0 million. Currently, the Company is authorized to purchase up to approximately 1,876,000 shares of the Company’s common stock under Landstar’s previously announced share purchase programs. As of March 30, 2019, the Company had $305 million in cash and short term investments and $216 million available for borrowings under the Company’s senior credit facility. Landstar also announced today that its Board of Directors has declared a quarterly dividend of $0.165 per share payable on May 31, 2019, to stockholders of record as of the close of business on May 9, 2019. It is currently the intention of the Board to pay dividends on a quarterly basis going forward.

“I am pleased with Landstar’s financial performance during the 2019 first quarter,” said Landstar’s President and Chief Executive Officer Jim Gattoni. “We began the quarter facing very difficult year over year comparisons plus decelerating rates of growth in both truck revenue per load and truck loadings that began in late 2018. Truck capacity became more readily available at the end of 2018 and that market condition carried through the 2019 first quarter putting additional pressure on rates. Landstar performed very well during the 2019 first quarter given the softening environment. Diluted earnings per share was $1.58 in the 2019 first quarter, the highest first quarter diluted earnings per share in Landstar history. Gross profit, operating income and the number of loads hauled via truck each also set new all-time Landstar first quarter records. The Company set a new all-time record for trucks provided by BCOs with 10,637 as of the end of the quarter.”

Gattoni continued, “The number of loads hauled via truck was higher than any first quarter in Landstar history. Given the freight environment during the quarter, I am pleased with the increase in truckload volumes. The number of loads hauled via truck in the 2019 first quarter increased 2 percent over the 2018 first quarter, driven by a 1 percent increase in the number of loads hauled via van equipment, a 4 percent increase in the number of loads hauled via unsided/platform equipment and a 6 percent increase in less-than-truckload volume. The number of loads hauled via railroads, ocean cargo carriers and air cargo carriers was 2 percent higher in the 2019 first quarter compared to the 2018 first quarter.”

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Gattoni further commented, “As expected, the pricing environment for our truck services softened in the 2019 first quarter, as industry-wide truck capacity was more readily available than during the 2018 first quarter. The Company’s guidance issued on January 30, 2019 called for a decrease in revenue per load on loads hauled via truck in a low single-digit percentage range from the 2018 first quarter. Revenue per load on loads hauled via van equipment decreased 7 percent from the 2018 first quarter and revenue per load on loads hauled via unsided/platform equipment decreased 1 percent from the 2018 first quarter. As a result, revenue per load on loads hauled via truck was 5 percent lower than the 2018 first quarter.”

Gattoni continued, “Through the first few weeks of April, the number of loads hauled via truck was consistent with the volumes experienced in the corresponding period of 2018. I expect that trend to continue during the remainder of the 2019 second quarter. Accordingly, I expect the number of loads hauled via truck in the 2019 second quarter to approximate the number of loads hauled by truck in the 2018 second quarter. My expectation is that pricing conditions for truck services in the 2019 second quarter will continue to come under pressure with little change in the level of truck capacity available in the marketplace. Assuming those capacity market conditions continue throughout the rest of the second quarter, I expect 2019 second quarter truck revenue per load to be lower than the 2018 second quarter in a high single-digit percentage range. I anticipate revenue for the 2019 second quarter to be in a range of $1.075 billion to $1.125 billion. Assuming that range of estimated revenue and insurance and claims expense at 3.6 percent of BCO revenue, representing average insurance and claims costs as a percent of BCO revenue over the past five years, I would anticipate 2019 second quarter diluted earnings per share to be in a range of $1.56 to $1.62 per share compared to $1.51 per diluted share in the 2018 second quarter.”

Landstar will provide a live webcast of its quarterly earnings conference call tomorrow morning at 8:00 a.m. ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s First Quarter 2019 Earnings Release Conference Call.”

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The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies and expectations. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “expects,” “plans,” “predicts,” “may,” “should,” “could,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or other claims; unfavorable development of existing accident claims; dependence on third party insurance companies; dependence on independent commission sales agents; dependence on third party capacity providers; decreased demand for transportation services; U.S. foreign trade relationships; substantial industry competition; disruptions or failures in the Company’s computer systems; cyber and other information security incidents; dependence on key vendors; changes in fuel taxes; status of independent contractors; regulatory and legislative changes; regulations focused on diesel emissions and other air quality matters; catastrophic loss of a Company facility; intellectual property; unclaimed property; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2018 fiscal year, described in Item 1A Risk Factors, and in other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

About Landstar:

Landstar System, Inc. is a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation services to a broad range of customers utilizing a network of agents, third-party capacity providers and employees. Landstar transportation services companies are certified to ISO 9001:2015 quality management system standards and RC14001:2015 environmental, health, safety and security management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

(Tables follow)

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Landstar System, Inc. and Subsidiary

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Thirteen Weeks Ended
	March 30, 2019	March 31, 2018
Revenue	$1,033,000	$1,047,926
Investment income	1,138	861

Costs and expenses:
Purchased transportation	791,755	810,297
Commissions to agents	85,671	82,125
Other operating costs, net of gains on asset sales/dispositions	8,239	7,604
Insurance and claims	14,993	17,360
Selling, general and administrative	41,268	45,251
Depreciation and amortization	11,316	10,997

Total costs and expenses	953,242	973,634

Operating income	80,896	75,153
Interest and debt expense	805	800

Income before income taxes	80,091	74,353
Income taxes	16,791	16,880

Net income	63,300	57,473
Less: Net loss attributable to noncontrolling interest	(17)	(44)

Net income attributable to Landstar System, Inc. and subsidiary	$63,317	$57,517

Earnings per common share attributable to Landstar System, Inc. and subsidiary	$1.58	$1.37

Diluted earnings per share attributable to Landstar System, Inc. and subsidiary	$1.58	$1.37

Average number of shares outstanding:
Earnings per common share	40,161,000	42,038,000

Diluted earnings per share	40,166,000	42,098,000

Dividends per common share	$0.165	$0.150

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Landstar System, Inc. and Subsidiary

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

(Unaudited)

	March 30, 2019	December 29, 2018
ASSETS
Current assets:
Cash and cash equivalents	$264,625	$199,736
Short-term investments	39,958	40,058
Trade accounts receivable, less allowance of $7,144 and $6,413	601,128	691,604
Other receivables, including advances to independent contractors, less allowance of $6,907 and $6,216	27,565	23,744
Other current assets	10,919	16,287

Total current assets	944,195	971,429

Operating property, less accumulated depreciation and amortization of $256,707 and $250,153	276,193	284,032
Goodwill	38,343	38,232
Other assets	92,208	86,871

Total assets	$1,350,939	$1,380,564

LIABILITIES AND EQUITY
Current liabilities:
Cash overdraft	$41,519	$55,339
Accounts payable	273,181	314,134
Current maturities of long-term debt	41,184	43,561
Insurance claims	40,270	40,176
Accrued compensation	9,647	29,489
Contractor escrow	25,383	25,202
Other current liabilities	42,060	27,917

Total current liabilities	473,244	535,818

Long-term debt, excluding current maturities	75,246	84,864
Insurance claims	29,776	30,429
Deferred income taxes and other non-current liabilities	44,413	40,320

Equity
Landstar System, Inc. and subsidiary shareholders’ equity Common stock, $0.01 par value, authorized 160,000,000 shares, issued 68,047,041 and 67,870,962 shares	680	679
Additional paid-in capital	223,551	226,852
Retained earnings	1,897,967	1,841,279
Cost of 27,884,681 and 27,755,001 shares of common stock in treasury	(1,389,612)	(1,376,111)
Accumulated other comprehensive loss	(4,326)	(5,875)

Total Landstar System, Inc. and subsidiary shareholders’ equity	728,260	686,824

Noncontrolling interest	—	2,309

Total equity	728,260	689,133

Total liabilities and equity	$1,350,939	$1,380,564

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Landstar System, Inc. and Subsidiary

Supplemental Information

(Unaudited)

	Thirteen Weeks Ended
	March 30, 2019	March 31, 2018
Revenue generated through (in thousands):

Truck transportation
Truckload:
Van equipment	$619,014	$656,135
Unsided/platform equipment	310,721	299,369
Less-than-truckload	23,376	23,584

Total truck transportation	953,111	979,088
Rail intermodal	30,015	29,292
Ocean and air cargo carriers	30,669	23,477
Other (1)	19,205	16,069

	$1,033,000	$1,047,926

Revenue on loads hauled via BCO Independent Contractors (2) included in total truck transportation	$449,308	$471,150

Number of loads:

Truck transportation
Truckload:
Van equipment	341,821	336,919
Unsided/platform equipment	125,170	119,791
Less-than-truckload	35,309	33,420

Total truck transportation	502,300	490,130
Rail intermodal	12,460	13,280
Ocean and air cargo carriers	7,510	6,330

	522,270	509,740

Loads hauled via BCO Independent Contractors (2) included in total truck transportation	234,850	233,180

Revenue per load:

Truck transportation
Truckload:
Van equipment	$1,811	$1,947
Unsided/platform equipment	2,482	2,499
Less-than-truckload	662	706
Total truck transportation	1,897	1,998
Rail intermodal	2,409	2,206
Ocean and air cargo carriers	4,084	3,709

Revenue per load on loads hauled via BCO Independent Contractors (2)	$1,913	$2,021

Revenue by capacity type (as a % of total revenue);

Truck capacity providers:
BCO Independent Contractors (2)	43%	45%
Truck Brokerage Carriers	49%	48%
Rail intermodal	3%	3%
Ocean and air cargo carriers	3%	2%
Other	2%	2%

	March 30, 2019	March 31, 2018
Truck Capacity Providers

BCO Independent Contractors (2)	9,911	9,243

Truck Brokerage Carriers:
Approved and active (3)	40,404	34,659
Other approved	18,659	15,687

	59,063	50,346

Total available truck capacity providers	68,974	59,589

Trucks provided by BCO Independent Contractors (2)	10,637	9,868

(1)	Includes primarily reinsurance premium revenue generated by the insurance segment and intra-Mexico transportation services revenue generated by Landstar Metro.
(2)	BCO Independent Contractors are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.
(3)	Active refers to Truck Brokerage Carriers who moved at least one load in the 180 days immediately preceding the fiscal quarter end.